Exhibit 99.(a)(6)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF TRUST

OF

STRATEGIC PARTNERS REAL ESTATE SECURITIES FUND

This Certificate of Amendment to Certificate of Trust is being executed as of May 27, 2005 for the purpose of amending the Certificate of Trust filed with the Secretary of State of the State of Delaware on October 24, 1997 pursuant to the Delaware Statutory Trust Act, 12 Del. C. § § 3801 et seg. (the “Act”).

The undersigned hereby certifies as follows:

1.                                       The name of the Statutory Trust is Strategic Partners Real Estate Securities Fund (the Statutory Trust”).

2.                                       The name of the Statutory Trust is hereby changed to Strategic Partners Real Estate Fund.

3.                                       This Certificate of Amendment to the Certificate of Trust of the Statutory Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Statutory Trust, has duly executed this Certificate of Amendment as of the day and year first above written.

TRUSTEE:

/s/ Judy A. Rice
Judy A. Rice
Trustee and President